December 2012 Preliminary Terms No. 77 Registration Statement No. 333-169119 Dated December 14, 2012 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Enhanced Trigger Jump Securities
Based on the Performance of the S&P 500® Index due January 3, 2018
Unlike conventional debt securities, the Securities offered by these preliminary terms do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the Securities provide for a single payment at maturity that may be greater than or less than the stated principal amount of the Securities, depending on the closing level of the S&P 500® Index on the valuation date. If the closing level of the underlying index is greater than or equal to the trigger level of 70% of the initial index value on the valuation date, you will receive, in addition to the principal amount, a return based on the greater of the contingent minimum return and the index return. However, if the closing level of the underlying index is below 70% of the initial index value on the valuation date, the payment at maturity will be solely based on the index return and, therefore, you will be fully exposed to the negative performance of the underlying index as of the valuation date. The Securities are designed for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the contingent minimum return if the final index value is greater than or equal to the specified trigger level. The payment at maturity may be significantly less than the stated principal amount and could be zero. You should not invest in the Securities unless you can accept the risk of losing a significant portion or all of your investment. The payment at maturity may be significantly less than the stated principal amount and could be zero. The Securities are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:		Barclays Bank PLC
Maturity date:		January 3, 2018, subject to postponement and adjustment for non-index business days and certain market disruption events.
Underlying index:		S&P 500® Index (the “Index”)
Aggregate principal amount:		$
Payment at maturity:		The payment at maturity per $10.00 stated principal amount will be calculated as follows:
	•	If the final index value is greater than or equal to the trigger level,
$10.00 + [$10.00 x the greater of the (i) contingent minimum return and (ii) index return]
	•	If the final index value is less than the trigger level,
$10.00 + [$10.00 x index return]

If the final index value is less than the trigger level, your payment at maturity will be less and possibly significantly less than $7.00 per Security and could be zero. There is no minimum payment at maturity. The Securities are senior unsecured obligations of Barclays Bank PLC and any payments on the Securities are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Index return:		(final index value – initial index value) / initial index value
Initial index value:		, which is the closing level of the underlying index on the pricing date
Final index value:		The closing level of the underlying index on the valuation date
Valuation date:		December 28, 2017, subject to postponement and adjustment for non-index business days and certain market disruption events.
Trigger level:		, which is 70% of the initial index value
Contingent minimum return:		18.50% to 22.50% (which would result in a “contingent minimum return amount” of $1.85 to $2.25 per Security). The actual contingent minimum return will be determined on the pricing date.
Stated principal amount:		$10 per Security
Issue price:		$10 per Security (see “Commissions and Issue Price” below)
Pricing date:		December 28, 2012 (if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:		January 3, 2013 (3 business days after the pricing date)
CUSIP/ISIN:		06742A313/US06742A3133
Listing:		We do not intend to list the Securities on any securities exchange.
Selected Dealer:		Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Securities	$10	$0.35	$9.65
Total	$	$	$

(1)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each Security they sell. See “Supplemental Plan of Distribution.”
Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 7. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Prospectus dated August 31, 2010	Prospectus Supplement dated May 27, 2011	Index Supplement dated May 31, 2011
Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Security or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Additional Terms of the Securities

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. These preliminary terms, together with the documents listed below, contain the terms of the Securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index supplement dated May 31, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

Investment Summary
Enhanced Trigger Jump Securities due January 3, 2018

Enhanced Trigger Jump Securities Based on the Performance of the S&P 500® Index due January 3, 2018 (the “Securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive price performance of the underlying index.
▪

To provide limited protection against loss and potentially outperform the underlying index for a certain range of performance of the underlying index due to the contingent minimum return if the final index value is greater than or equal to 70% of the initial index value, which we refer to as the trigger level.

The Securities are exposed on a 1:1 basis to the negative performance of the underlying index. There is no minimum payment at maturity on the Securities.

Maturity:	Approximately 5 years

Contingent minimum return:	18.50% to 22.50% of the stated principal amount per Security (the actual contingent minimum return will be determined on the pricing date).

Contingent minimum return amount:	$1.85 to $2.25 (the actual contingent minimum return amount will be determined on the pricing date)

Trigger level:	, which is 70% of the initial index value

Minimum payment at maturity:	None. Investors may lose their entire investment in the securities.

Interest:	None.

Key Investment Rationale

This approximately five year investment offers a potential return at maturity based on full participation in the increase or decrease in the closing level of the underlying index as of the valuation date and limited protection from loss if the final index value is greater than or equal to 70% of the initial index value, which we refer to as the trigger level.

Upside Scenario

The final index value is greater than or equal to the trigger level and, at maturity, the securities pay the stated principal amount of $10.00 plus $10.00 times the greater of (i) the contingent minimum return of 18.50% to 22.50% and (ii) the index return. The actual contingent minimum return will be determined on the pricing date.

Downside Scenario

The final index value is below the trigger level and, at maturity, the Securities pay less than the stated principal amount by an amount proportionate to the decline in the final index value from the initial index value. This amount will be equal to or less than $7 per stated principal amount of securities and could be zero. There is no minimum payment at maturity on the securities.

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Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

Hypothetical Payments on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities based on the following terms and assumptions:

Stated principal amount:	$10

Hypothetical contingent minimum return:	20.50% (midpoint of the range of 18.50% to 22.50%. The actual contingent minimum return will be determined on the pricing date.

Hypothetical trigger level:	999.49, which is 70% of the hypothetical initial index value (the actual trigger level will be determined on the pricing date).

Securities Payoff Diagram

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Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

How it works

Upside Scenario. If the final index value is greater than or equal to the trigger level, the investor would receive $10.00 plus $10.00 times the greater of the (i) contingent minimum return and (ii) index return. Under the hypothetical terms of the Securities, an investor would receive a payment at maturity of $12.50 per security if the final index value has increased by no more than 20.50% (based on the midpoint of the range) from the initial index value, and would receive $10.00 plus an amount that represents a 1 to 1 participation in the appreciation of the underlying index if the final index value has increased from the initial index value by more than 20.50% (based on the midpoint of the range).

Downside Scenario. If the final index value is at or below the trigger level, the payment at maturity would be less than the stated principal amount of $10.00 by an amount that is proportionate to the decline in the final index value from the initial index value. In this scenario, the investor would lose a significant portion or all of the amount invested in the Securities. For example, if the final index value declines by 40% from the initial index value, the payment at maturity would be $6 per security (60% of the stated principal amount).

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Underlying Index?

The following table illustrates the hypothetical total return at maturity on the Securities. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the hypothetical initial index value of 1,427.84, the hypothetical contingent minimum return of 20.50%, which is the midpoint of the range, and the trigger level of 70% of the hypothetical index value, which is 999.49. The hypothetical examples below do not take into account any tax consequences from investing in the Securities.

Final Index Value	Index Return	Payment at Maturity	Total Return on Securities
2,141.76	50.00%	$15.00	50.00%
1,998.98	40.00%	$14.00	40.00%
1,856.19	30.00%	$13.00	30.00%
1,713.41	20.00%	$12.05	20.50%
1,570.62	10.00%	$12.05	20.50%
1,499.23	5.00%	$12.05	20.50%
1,463.54	2.50%	$12.05	20.50%
1,427.84	0.00%	$12.05	20.50%
1,356.45	-10.00%	$12.05	20.50%
1,285.06	-15.00%	$12.05	20.50%
1,142.27	-20.00%	$12.05	20.50%
999.49	-30.00%	$12.05	20.50%
856.70	-40.00%	$6.00	-40.00%
713.92	-50.00%	$5.00	-50.00%
571.14	-60.00%	$4.00	-60.00%
428.35	-70.00%	$3.00	-70.00%
285.57	-80.00%	$2.00	-80.00%
142.78	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

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Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing level of the Index was equal to or greater than the trigger level on the valuation date, and the level of the Index increases from an initial index value of 1,427.84 to a final index value of 1,570.62, resulting in an index return of 10.00%.

Because the closing level of the Index was equal to or greater than the trigger level on the valuation date, and the index return of 10.00% is less than the contingent minimum return, the investor receives a payment at maturity of $12.05 per $10.00 principal amount Security calculated as follows:

$10.00 + [$10.00 x Contingent Minimum Return]

$10.00 + [$10.00 x 20.05%] = $12.05

The total return on the investment of the Securities is 20.50%.

Example 2: The closing level of the Index was equal to or greater than the trigger level on the valuation date, and the level of the Index decreases from the initial index value of 1,427.84 to a final index value of 1,356.45, resulting in an index return of -10.00%.

Because the closing level of the Index was equal to or greater than the trigger level on the valuation date, and the index return of -10.00% is less than the contingent minimum return, the investor will receive a payment at maturity of $12.05 per $10.00 principal amount Security calculated as follows:

$10.00 + [$10.00 x Contingent Minimum Return]

$10.00 + [$10.00 x 12.05%] = $12.05

The total return of the investment of the Securities is 20.50%.

Example 3: The closing level of the Index was below the trigger level on the valuation date, and the level of the Index decreases from the initial index value of 1,427.84 to a final index value of 713.92, resulting in an index return of -50.00%.

Because the closing level of the Index was below the trigger level on the valuation date, the investor will receive a payment at maturity per $10.00 principal amount Security calculated as follows:

$10.00 + [$10.00 x Index Return]

$10.00 + [$10.00 x -50.00%] = $5.00

The total return on the investment of the Securities is -50.00%. Under these circumstances, you will lose a significant portion of your investment in the Securities.

Example 4: The closing level of the Index was equal to or greater than the trigger level on the valuation date, and the level of the Index increases from an initial index value of 1,427.84 to a final index value of 1,998.982, resulting in an index return of 40.00%.

Because the closing level of the Index was equal to or greater than the trigger level on the valuation date, and the index return of 40.00% is greater than the contingent minimum return, the investor receives a payment at maturity of $14.00 per $10.00 principal amount Security calculated as follows:

$10.00 + [$10.00 x Index Return]

$10.00 + [$10.00 x 40.00%] = $14.00

The total return on the investment of the Securities is 40.00%.

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Risk Factors

An investment in the Securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. Investing in the Securities is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the Securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪

The securities do not pay interest nor guarantee return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the trigger level, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlying index over the term of the Securities. You may lose up to 100% of the principal amount of your Security if the underlying index declines from the initial index value to the trigger level.

▪

The trigger feature of the Securities exposes you to particular risks. If the final index value is less than the trigger level, you will lose 1% of the stated principal amount of the Securities for every 1% by which the final index value is less than the initial index value. Although you will receive a minimum positive return if the index depreciates by 30% or less from its initial index value to its final index value, the Securities offer no protection at all if the index depreciates by more than 30%. As a result, you may lose your entire investment in the Securities. Any payments on the Securities are subject to the creditworthiness of the issuer.

Market price influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Securities in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per Securities if you try to sell your Securities prior to maturity.

▪

Credit of Issuer. The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

▪

Not equivalent to investing in the underlying index. Investing in the Securities is not equivalent to investing in the underlying index or its component stocks. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪

Adjustments to the underlying index could adversely affect the value of the Securities. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

The payment at maturity of the Securities is not based on the level of the Index at any time other than at closing on the valuation date. The final index value of the underlying index will be based solely on the closing level on the valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the underlying index drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for the Securities may be significantly less than it would otherwise have been had such payment been linked to the level of the underlying index prior to such drop. Although the level of the underlying index on the maturity date or at other times during the life of the Securities may be higher than the final index value of the underlying index on the valuation date, you will not benefit from any increases in the level of the underlying index other than the increase, if any, in the level of the underlying index from the initial index value to the final index value on the valuation date.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Securities in any secondary market

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Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Securities from you in secondary market transactions will likely be lower than the price you paid for the Securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪

The U.S. federal income tax consequences of an investment in the Securities are uncertain. The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Other Risk Factors

▪

The Securities will not be listed on any Securities exchange and secondary trading may be limited. There may be little or no secondary market for the Securities. We do not intend to list the Securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price, if any, at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. Accordingly, you should be willing to hold your Securities to maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close so that the investor does not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪

Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Based on the Performance of the S&P 500® Index

S&P 500® Index Overview
The S&P 500® Index (the “S&P 500 Index”, the “Index” or the “Underlying Index”) is published by Standard & Poor’s Financial Services LLC (“S&P”). The S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Securities. The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX”.

The information on the S&P 500® Index provided in these preliminary terms should be read with the discussion under the heading “Non—Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

 Information on the S&P 500® Index as of market close on December 11, 2012:

Bloomberg Ticker Symbol:	SPX
Closing Level of the Underlying Index on December 11, 2012:	1,427.84
52 Weeks Ago:	1,236.47
52 Week High :	1,465.77
52 Week Low:	1,205.35

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from January 2, 2002 through December 11, 2012. The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2007 through December 11, 2012. The closing level of the Index on December 11, 2012 was 1,427.84.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

Underlying Index Historical Performance— January 2, 2002 to December 11, 2012

Past performance is not indicative of future results

December 2012	Page 9

Enhanced Trigger Jump Securities due January 3, 2018
Based on the Performance of the S&P 500® Index

S&P 500®Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,328.26
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter (through December 11, 2012)	1,461.40	1,353.33	1,427.84

Past performance is not indicative of future results

Disclaimer

Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Securities. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Securities.

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S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Additional Information About the Securities

Additional provisions:
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Securities will be postponed until the second scheduled index business day following that valuation date as postponed.

Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing

Closing level:

For any index business day, the closing level of the underlying index as published by Bloomberg under ticker symbol “SPX” at the regular weekday close of trading on that index business day. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying prospectus supplement.

Minimum ticketing size:	100 Securities
Tax considerations:

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If the Securities are so treated, the Securities should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in these preliminary terms is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible

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alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in these preliminary terms.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which could ultimately require us to treat all or a portion of any payment in respect of your Securities as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Market Disruption Events and Adjustments:	The valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:
•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities; and

• For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged or expect to hedge our anticipated exposure in connection with the Securities by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Securities or any amounts payable on your Securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”)) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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These preliminary terms represent a summary of the terms and conditions of the Securities. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution
MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each Security they sell.
We expect that delivery of the Securities will be made against payment for the Securities on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

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